Exhibit 99.1

Array BioPharma Announces Phase 3 Binimetinib Trial Meets Primary Endpoint For NRAS-Mutant Melanoma

-- Binimetinib achieves statistically significant progression free survival compared to chemotherapy --

-- Regulatory submissions planned for the first half of 2016 --

BOULDER, Colo., Dec. 16, 2015 /PRNewswire/ -- Array BioPharma (Nasdaq: ARRY) today reported top-line results from the ongoing Phase 3 clinical trial of binimetinib in patients with advanced NRAS-mutant melanoma, known as the NEMO trial. The study met its primary endpoint of improving progression-free survival (PFS) compared with dacarbazine treatment. The median PFS on the binimetinib arm was 2.8 months versus 1.5 months on the dacarbazine arm; hazard ratio (HR) 0.62, [95% CI 0.47-0.80], p < 0.001.

In the trial, binimetinib was generally well-tolerated and the adverse events reported were consistent with previous results in NRAS melanoma patients.

Array plans to submit binimetinib to regulatory authorities for marketing approval in NRAS-mutant melanoma during the first half of 2016. Results from the NEMO trial including progression free survival, overall survival, objective response rate, safety and prespecified subgroup analyses including outcomes in patients who received prior treatment with immunotherapy will be presented at a medical meeting in 2016.

"We are excited to announce positive results from the NEMO trial, which suggest binimetinib has the potential to provide an important new treatment option for patients with advanced NRAS melanoma," said Ron Squarer, Chief Executive Officer, Array BioPharma. "We look forward to discussing the data with the FDA and other regulatory agencies in the near future."

"The presence of an NRAS mutation is a poor prognostic indicator for patients with advanced melanoma," said Keith T. Flaherty, M.D., Associate Professor, Medicine, Harvard Medical School and Director of Developmental Therapeutics, Cancer Center, Massachusetts General Hospital. "I am encouraged the NEMO trial met its primary endpoint and look forward to sharing the full results soon. As the first targeted therapy with positive results in NRAS melanoma, binimetinib will be a welcome addition in this high unmet need population, especially for patients whose disease has progressed following treatment with immunotherapy."

Binimetinib is also being studied in the Phase 3 COLUMBUS trial for patients with BRAF-mutant melanoma and the Phase 3 MILO trial for patients with low grade serous ovarian cancer, as well as in several other earlier stage clinical trials.

About NEMO

The NEMO trial, (NCT01763164), is an international, randomized Phase 3 study in patients with advanced NRAS-mutant melanoma. 402 patients were randomized 2:1 to receive continuous 45 mg BID binimetinib or 1,000 mg/m2 dacarbazine dosed every three weeks. Prior immunotherapy treatment was allowed. The primary endpoint of the study is progression free survival, and overall survival is a key secondary endpoint. Patients underwent radiographic assessment of disease status every six weeks, and assessment of progression was determined by blinded central review. Over 100 sites across North America, Europe, South America, Asia and Australia participated in the study.

About Binimetinib

MEK is a key protein kinase in the RAS/RAF/MEK/ERK pathway. Research has shown this pathway regulates several key cellular activities including proliferation, differentiation, migration, survival and angiogenesis. Inappropriate activation of proteins in this pathway has been shown to occur in many cancers, such as non-small cell lung cancer, melanoma, colorectal, ovarian and thyroid cancers. Binimetinib is a small molecule MEK inhibitor which targets key enzymes in this pathway. Binimetinib is being studied in three active Phase 3 trials in advanced cancer patients, including: NRAS-mutant melanoma (NEMO), low-grade serous ovarian cancer (MILO) and BRAF-mutant melanoma (COLUMBUS).

About NRAS Melanoma

Melanoma is the fifth most common cancer among men and the seventh most common cancer among women in the United States, with almost 74,000 new cases and nearly 10,000 deaths from the disease projected in 2015. NRAS mutations occur in approximately 15% to 20% of patients with melanoma, and is known to be a poor prognostic factor. When melanoma is diagnosed early, it is generally a curable disease. However, when it spreads to other parts of the body, it is the deadliest and most aggressive form of skin cancer. Historically, a person with metastatic melanoma typically has a short life expectancy with NRAS melanoma patients living an average of 8.5 months from diagnosis.

About Array BioPharma

Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat patients afflicted with cancer. Six registration studies are currently advancing related to three cancer drugs. These programs include binimetinib (MEK162), encorafenib (LGX818) and selumetinib (AstraZeneca). For more information on Array, please go to www.arraybiopharma.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the future development plans of binimetinib and the timing of the announcement of further results of clinical trials for binimetinib; expectations that events will occur that will result in greater value for Array; and the potential for the results of current and further clinical trials to support regulatory approval or the marketing success of binimetinib. These statements involve significant risks and uncertainties, including those discussed in our most recent annual report filed on Form 10-K, in our quarterly reports filed on Form 10-Q, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, the determination by the FDA that results from clinical trials are not sufficient to support registration or marketing approval of binimetinib; our ability to effectively and timely conduct clinical trials in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the criteria for certain clinical trials; risks associated with our dependence on third-party service providers to successfully conduct clinical trials within and outside the United States; our ability to achieve and maintain profitability and maintain sufficient cash resources; and our ability to attract and retain experienced scientists and management. We are providing this information as of December 16, 2015. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

CONTACT:	Tricia Haugeto
(303) 386-1193
thaugeto@arraybiopharma.com

Logo - http://photos.prnewswire.com/prnh/20121029/LA02195LOGO